AMERICAN FUNDS INSURANCE SERIES
INVESTMENT ADVISORY AND SERVICE AGREEMENT

THIS INVESTMENT ADVISORY AND SERVICE AGREEMENT, dated and effective as of the __th day of September, 2012, is made and entered into by and between AMERICAN FUNDS INSURANCE SERIES, a Massachusetts business trust (the “Series”), on behalf of the funds listed on Schedule A hereto (each a “Fund” and collectively the “Funds”), and CAPITAL RESEARCH AND MANAGEMENT COMPANY, a Delaware corporation (the “Investment Adviser”).

W I T N E S S E T H

The Series is an open-end diversified investment company of the management type, registered under the Investment Company Act of 1940, as amended (the “1940 Act”), consisting of a series of funds, including the Funds listed on Schedule A hereto, and may offer additional series of funds in the future.  The Investment Adviser is registered under the Investment Advisers Act of 1940, as amended, and is engaged in the business of providing investment advisory and related services to the Series and to other investment companies.

NOW, THEREFORE, in consideration of the premises and the mutual undertaking of the parties, it is covenanted and agreed as follows:

1.         The Series hereby employs the Investment Adviser to provide investment advisory and administrative services to the Funds.  The Investment Adviser hereby accepts such employment and agrees to render the services to the extent herein set forth, for the compensation herein provided.  The Investment Adviser shall, for all purposes herein, be deemed an independent contractor and not an agent of the Series or the Funds.

2.         (a)         The Investment Adviser will provide general management services to the Funds, including setting the Funds’ overall investment strategies and managing each Fund’s assets, which shall include making determinations with respect to (i) the investment of the Funds’ assets, (ii) the purchase and sale of portfolio securities and (iii) taking any steps that may be necessary to implement investment decisions, giving due consideration to the policies of the Series as expressed in the Series’ declaration of trust, by-laws, registration statement under the 1940 Act and registration statement under the Securities Act of 1933, as amended (the “1933 Act”), as well as to the factors affecting the Funds’ status as regulated investment companies under the Internal Revenue Code of 1986, as amended.

(b)         The Investment Adviser may delegate its investment management responsibilities under paragraph 2(a), or a portion thereof, to one or more sub-advisers that are registered as investment advisers under the Investment Adviser’s Act of 1940 (each a “Sub-Adviser”), pursuant to a written agreement between the Investment Adviser and the Sub-Adviser (the “Sub-Advisory Agreement”).  Any Sub-Adviser to which the Investment Adviser proposes to delegate its investment management responsibilities for a Fund must be approved by the Series’ Board of Trustees, including a majority of the Trustees who are not parties to this Agreement or interested persons of any such party (“Independent Trustees”), and, if required by applicable law, the shareholders of such Fund.

(c)         The Investment Adviser will, subject to the review and approval of the Board of Trustees of the Series: (i) evaluate, select and recommend Sub-Advisers to manage all or a part of the Funds’ assets; (ii) when appropriate, allocate and reallocate the Funds’ assets among multiple Sub-Advisers; (iii) monitor and evaluate the performance of Sub-Advisers; and (iv) implement procedures reasonably designed to ensure that the Sub-Advisers comply with the Funds’ investment objectives, policies and restrictions. The Investment Adviser shall be solely responsible for paying the fees of any Sub-Adviser.

(d)         Any Sub-Advisory Agreement may provide that the Sub-Adviser, subject to the control and supervision of the Series’ Board of Trustees and the Investment Adviser, shall have full investment discretion and shall make all determinations with respect to (i) the investment of the Funds’ assets allocated to the Sub-Adviser; (ii) the purchase and sale of portfolio securities with those assets, and (iii) any steps that may be necessary to implement an investment decision. Any delegation of duties pursuant to this paragraph shall comply with all applicable provisions of Section 15 of the 1940 Act, except to the extent permitted by any exemptive order of the Securities and Exchange Commission (“SEC”), or similar relief.  The Investment Adviser will periodically evaluate the continued advisability of retaining any Sub-Adviser and will make recommendations to the Series’ Board of Trustees, as needed.

(e)         The Investment Adviser shall furnish the services of persons to perform the executive, administrative, clerical, and bookkeeping functions of the Series and Funds.  The Investment Adviser shall pay the compensation and travel expenses of all such persons, and they shall serve without any additional compensation from the Series or the Funds.  The Investment Adviser shall also, at its expense, provide the Series and the Funds with necessary office space (which may be in the offices of the Investment Adviser); all necessary office equipment and utilities; and general purpose forms, supplies, and postage used at the offices of the Series and the Funds.

(f)         The Investment Adviser shall furnish or arrange for the furnishing of fund accounting services to the Funds, including the daily determination of net asset value per share. Each Fund shall be responsible for the fees and expenses associated with the provision of such fund accounting services for such Fund, which are separate and distinct from the fees paid by each Fund pursuant to Section 4 of this Agreement. The Investment Adviser may delegate its fund accounting responsibilities to a third-party fund accounting service provider (“Third Party Accounting Provider”) to provide such services for any or all of the Funds. Any Third Party Accounting Provider to which the Investment Adviser proposes to delegate its fund accounting responsibilities for a Fund must be approved by the Series’ Board of Trustees, including a majority of Independent Trustees. The Investment Adviser will, subject to the review and approval of the Board of Trustees of the Series: (i) evaluate, select and recommend Third Party Accounting Providers to provide fund accounting services for a Fund; (ii) monitor and evaluate the performance of any Third Party Accounting Provider; and (iii) implement procedures reasonably designed to ensure that the Third Party Accounting Provider is providing all fund accounting services in compliance with the Series’ and Funds’ policies and procedures and applicable regulations.

(g)         The Investment Adviser or the Sub-Adviser, as the case may be, shall maintain all books and records with respect to the Funds’ investment management activities that are required to be maintained pursuant to the 1940 Act and the rules thereunder, as well as any other applicable legal requirements.  The Investment Adviser acknowledges and agrees that all such records are the property of the Funds, and it shall maintain and preserve such records in accordance with applicable law and provide such records promptly to the Funds upon request.

(h)         The Investment Adviser shall prepare and submit to the Funds all data on the performance of its duties as investment adviser for required filings with governmental agencies or for the preparation of reports to the Board of Trustees or the shareholders of the Funds.

(i)         The Investment Adviser shall furnish from time to time such other appropriate information as may be reasonably requested by the Series or the Funds.

3.         Each of the Series and the Funds shall pay all its expenses not assumed by the Investment Adviser as provided herein.  Such expenses shall include, but shall not be limited to, expenses incurred in connection with the organization of the Series, its qualification to do business in the State of California, and its registration as an investment company under the 1940 Act; custodian, stock transfer and dividend disbursing fees and expenses; fund accounting expenses; service and distribution expenses pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act; expenses incurred for shareholder servicing, recordkeeping, transactional services, tax and informational returns and fund and shareholder communications; costs of designing and of printing and mailing to its shareholders reports, prospectuses, proxy statements, and notices to its shareholders; taxes; expenses of the issuance, sale, redemption, or repurchase of shares of the Funds (including registration and qualification expenses); legal and auditing fees and expenses; compensation, fees, and expenses paid to Independent Trustees; association dues; and costs of any share certificates, stationery and forms prepared exclusively for the Series or the Funds.

4.         (a)         The Series shall pay to the Investment Adviser on or before the tenth (10th) day of each month, as compensation for the services rendered by the Investment Adviser during the preceding month, fees calculated on such Fund’s net assets at the annual rates set forth on Schedule A hereto.

(b)         Such fees shall be accrued daily and the daily rate shall be computed based on the actual number of days per year.  For the purposes hereof, the net assets of the Funds shall be determined in the manner set forth in the declaration of trust and registration statement of the Series.  The advisory fee shall be payable for the period commencing on September __, 2012 and ending on the date of termination hereof and shall be prorated for any fraction of a month at the beginning or the termination of such period.

5.         This Agreement may be terminated at any time, without payment of any penalty, by the Trustees of the Series or by vote of a majority (within the meaning of the 1940 Act) of the outstanding voting securities of the Series, on sixty (60) days’ written notice to the Investment Adviser, or by the Investment Adviser on like notice to the Series.  Unless sooner terminated in accordance with this provision, this Agreement shall continue until December 31, 2013.  It may thereafter be renewed from year to year by mutual consent, provided that such renewal shall be specifically approved at least annually by the Board of Trustees of the Series, or by vote of a majority (within the meaning of the 1940 Act) of the outstanding voting securities of the Series.  In either event, any such renewal must be approved by a majority of the Independent Trustees at a meeting called for the purpose of voting on such approval.

6.         This Agreement shall not be assignable by either party hereto, and in the event of assignment (within the meaning of the 1940 Act) by the Investment Adviser shall automatically be terminated forthwith.

7.         Nothing contained in this Agreement shall be construed to prohibit the Investment Adviser from performing investment advisory, management, or distribution services for other investment companies and other persons or companies, nor to prohibit affiliates of the Investment Adviser from engaging in such businesses or in other related or unrelated businesses.

8.         The Investment Adviser shall not be liable to the Series, the Funds or the Funds’ shareholders for any error of judgment, for any mistake of law, for any loss arising out of any investment or for any act, or omission not involving willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and duties hereunder.

9.         The obligations of the Series and the Funds under this Agreement are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Series and the Funds individually, but bind only the Series’ and each Fund’s estate.  The Investment Adviser agrees to look solely to the assets of each Fund for the satisfaction of any liability in respect of such Fund under this Agreement and will not seek recourse against such Trustees, officers, employees, agents or shareholders, or any of them, or any of their personal assets for such satisfaction.

10.         The Series acknowledges and agrees that the names, “American Funds” and “Capital” or any derivatives thereof or logo associated with those names are the valuable property of the Investment Adviser and its affiliates, and that the Series shall have the right to use such names (or derivatives or logos) only so long as this Agreement shall continue in effect.  Upon termination of this Agreement the Series shall forthwith cease to use such names (or derivatives or logos).
IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their duly authorized officers.

AMERICAN FUNDS INSURANCE SERIES	CAPITAL RESEARCH AND MANAGEMENT COMPANY

By	By
Donald D. O’Neal	Timothy D. Armour
Vice Chairman	President and Principal Executive Officer

By	By
Steven I. Koszalka	Michael J. Downer,
Secretary	Senior Vice President and Secretary

Schedule A

Funds	Management Fees

Protected Asset Allocation Fund	0.25%

SUBADVISORY AGREEMENT

THIS AGREEMENT, dated and effective as of the ___ day of ___________, 2012, is made and entered into by and among Capital Research and Management Company, a Delaware corporation (the “Investment Adviser”), American Funds Insurance Series, a Massachusetts business trust (the “Trust”), and Milliman Financial Risk Management LLC, a Delaware limited liability company (the “Sub-Adviser”).

W I T N E S S E T H

WHEREAS, the Trust is registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust is and will continue to be a series fund having two or more investment portfolios, each with its own investment objectives, policies and restrictions;

WHEREAS, the Trust’s shareholders are and will be separate accounts maintained by insurance companies for variable annuity contracts and variable life insurance policies or other entities or contracts consistent with Section 817 of the Internal Revenue Service Code of 1986, as amended (the “Code”);

WHEREAS, the Investment Adviser and the Sub-Adviser are registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and are engaged in the business of providing investment advisory and related services to certain investment companies and other clients; and

WHEREAS, the Investment Adviser is the investment adviser to the Trust pursuant to an investment advisory and service agreement with the Trust (the “Investment Advisory Agreement”); and

WHEREAS, the Investment Adviser and the Board of Trustees of the Trust (the “Board”) desire to retain the Sub-Adviser to render investment advisory services to the investment portfolios of the Trust listed on Schedule A, as amended from time to time (each, a “Fund” and together, the “Funds”), in a manner and on the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and the mutual undertakings set forth in this Agreement, the parties covenant and agree as follows:

1. Appointment.  The Investment Adviser and the Trust hereby appoint the Sub-Adviser to provide certain sub-advisory services to the Funds subject to the supervision of the Investment Adviser and the Board, and in accordance with the terms and conditions of this Agreement. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Trust or the Investment Adviser in any way or otherwise be deemed an agent of the Trust or the Investment Adviser except as expressly authorized in this Agreement or another writing by the Investment Adviser and the Sub-Adviser. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2. Services.  As a sub-adviser to the Funds, the Sub-Adviser will furnish an investment program and manage the investment and reinvestment of that portion of the assets of each Fund allocated to the Sub-Adviser by the Investment Adviser (the “Sub-Advised Assets”) and determine the composition of such assets, subject always to the supervision of the Investment Adviser and the Board. As part of, or associated with, the services provided hereunder the Sub-Adviser will:

a. Take whatever steps necessary to implement the investment program of the Funds with respect to the Sub-Advised Assets by the purchase and sale of securities and other investments on behalf of the Funds. The Sub-Adviser will provide, at its own expense, all necessary investment and management facilities and investment personnel, including salaries, expenses and fees of any personnel required for it to faithfully perform its duties under this Agreement, and all administrative facilities, including bookkeeping, clerical personnel and equipment, necessary for the efficient conduct of its duties under this Agreement. The Investment Adviser will provide the Sub-Adviser with reasonable advance notice of any change in a Fund’s investment objectives, policies and restrictions as stated in the Registration Statement.  Provided the Sub-Adviser has received prompt notice of the effectiveness of such changes from the Trust or the Investment Adviser, the Sub-Adviser shall manage the Sub-Advised Assets consistent with such changes.  The Sub-Adviser will maintain and adhere to an investment policy reviewed and approved by the Investment Adviser and provide Investment Adviser with notice of any material changes to such investment policy.

b. Only invest the Sub-Advised Assets in securities or other investments that are listed in the SLA (as defined below).

c. Comply with the provisions of the Trust’s Declaration of Trust and By-Laws, as amended from time to time, all relevant disclosures in each Fund’s Prospectus and Statement of Additional Information (together, the “Registration Statement”) (including, without limitation, each Fund’s stated objectives, policies, strategies, risks, restrictions, results, fees, trading policies and costs, potential conflicts, valuation and description of management), as may be amended from time to time, and any other written policies and restrictions as are communicated to it by the Investment Adviser.  The Sub-Adviser shall be responsible for reviewing each Fund’s Registration Statement to confirm that there is no material misstatement or omission in the disclosures therein relating to services provided by Sub-Adviser to the Funds from time to time; the Investment Adviser shall be responsible for ensuring that the Sub-Adviser is provided with a copy of each Registration Statement and any other relevant materials with reasonable advance notice prior to filing.

d. Comply with, the provisions of (i) the 1940 Act, (ii) the Advisers Act, (iii) the Code, (iv) the Commodity Exchange Act (the “CEA”) and (v) all other applicable state and federal securities and other laws.

e. Monitor the performance of the Sub-Advised Assets on a continuous basis and conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Sub-Advised Assets.

f. Prepare and maintain such books and records with respect to the Sub-Advised Assets and securities transactions with respect to such assets as required by applicable laws, including but not limited to the 1940 Act, the Advisers Act and the CEA.

g. Furnish the Investment Adviser and the Board such periodic reports, special reports and certifications as the Investment Adviser and the Sub-Adviser may mutually agree. Without limiting the generality of the foregoing, these reports will include information sufficient for the Investment Adviser to perform periodic tests of the Funds’ compliance with applicable laws and regulations, applicable accounting regulations and standards, and Sub-Chapter M and Section 817 of the Code. The Sub-Adviser will provide the Investment Adviser and the Board with financial and profitability information, as well as fee schedules for other registered investment company clients and other information reasonably required to assist the Board in reviewing the terms of Sub-Adviser’s contract in accordance with applicable laws and regulations then in effect.  The parties agree that the information described in this subsection will be prepared solely for the use and benefit of the Investment Adviser and the Board in accordance with statutory and regulatory requirements.  Sub-Adviser recognizes that materials it delivers to the Investment Adviser and the Board may be public records subject to disclosure to third parties, however, Sub-Adviser does not intend to benefit and assumes no duty or liability to any third parties who receive Sub-Adviser‘s work and may include disclaimer language on its work product so stating.  To the extent that Sub-Adviser’s work is not subject to public disclosure, Investment Adviser agrees that it shall not disclose Sub-Adviser’s work product to third parties without Sub-Adviser’s prior written consent; provided, however, that the Investment Adviser, the Board, and the Fund may distribute Sub-Adviser’s work to (i) professional service providers who are subject to a duty of confidentiality and who agree to not use Sub-Adviser’s work product for any purpose other than to provide services to the Investment Adviser, the Board, or the Fund, or (ii) any applicable regulatory or governmental agency, as required.

h. Report regularly to the Investment Adviser and the Board as reasonably agreed between the Investment Adviser and the Sub-Adviser and make appropriate persons available for the purpose of reviewing with representatives of the Investment Adviser and the Board on a regular basis, at reasonable times agreed to by the Investment Adviser and the Sub-Adviser, the management of the Funds, including, without limitation, review of the general investment strategies of the Funds, the performance of the Funds and the performance and investments of the Sub-Advised Assets.

i. Provide periodic performance analysis and market commentary with respect to the Sub-Advised Assets, if requested, to the Investment Adviser and the Board.

j. Provide pricing information to the Trust and the Investment Adviser with respect to the Sub-Advised Assets to assist the Trust in making determinations of the fair value of the Sub-Advised Assets when market quotations are not readily available for the purpose of calculating a Fund’s net asset value in accordance with the procedures and methods established for the Funds, if such information is reasonably available to the Sub-Adviser.  If the Sub-Adviser believes a valuation provided by a pricing service for an investment it has purchased for a Fund is materially inaccurate or is not indicative of the value of the investment, the Sub-Adviser will promptly notify the Investment Adviser. The Investment Adviser acknowledges that it (and not Sub-Adviser) is responsible for pricing the Funds’ investments and the Funds’ daily net asset value.

k. Maintain a Code of Ethics which shall comply in all material respects with Rule 17j-1 under the 1940 Act.  The Sub-Adviser, on its own behalf, and with respect to its Access Persons (as defined in subsection (e) of Rule 17j-1), agrees to observe and comply with Rule 17j-1 and its Code of Ethics, as the same may be amended from time to time.  On at least an annual basis, the Sub-Adviser will comply with the reporting requirements of Rule 17j-1, which include (i) certifying to the Investment Adviser and the Trust that the Sub-Adviser and its Access Persons have complied with the Sub-Adviser’s Code of Ethics with respect to the Sub-Advised Assets and (ii) identifying any violations of such Code of Ethics which have occurred with respect to the Sub-Advised Assets.

l. Maintain, implement and evaluate the effectiveness of written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of the Advisers Act by the Sub-Adviser, its employees, officers and agents.

m. Assist the Investment Adviser in selecting futures commission merchants (“FCMs”) and brokers or dealers (“Brokers”) and opening accounts with such FCMs and Brokers on behalf of the Funds, and be responsible for placing orders for the investment and reinvestment of the Sub-Advised Assets through such FCMs and Brokers selected and approved by the Investment Adviser, and assist in the negotiation of commissions on such orders (collectively, “brokerage transactions”), if applicable. The names of approved FCMs and Brokers will be reflected in the SLA. The Sub-Adviser will seek to place brokerage transactions for the Funds in accordance with the Funds’ policies and practices.  The Investment Adviser understands that, in directing the use of a particular FCM or Broker for all or a portion of the trades executed in the Funds’ account, with respect to the percentage of trades effected by such direction:

•	the Sub-Adviser will not have authority to negotiate commissions among various FCMs or Brokers on a trade-by-trade basis;

•	the Sub-Adviser will not have authority to obtain volume discounts from FCMs or Brokers on behalf of the Funds, and

•	the Sub-Adviser’s obligation to seek best execution will be limited to the terms of the trades it enters into with the designated FCM or Broker.

In addition, a disparity in commission charges may exist between the commissions charged to the Funds for such trades and those charged to Sub-Adviser’s other clients.

If the Sub-Adviser becomes aware, from a reasonably credible source, of a potential problem with a Broker or FCM, its related parties or their associated controls (such as financial or liquidity problems or failure to appropriately segregate client assets) that, if true, could adversely affect any Fund, the Sub-Adviser shall promptly, and in any case within twenty-four (24) hours, notify the Investment Adviser of the nature of such potential problem.  All securities and other property purchased or sold for the Funds shall remain in the direct or indirect custody of the Trust’s custodian.

n. On occasions when the Sub-Adviser deems the purchase or sale of a security or other investment to be in the best interest of a Fund as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable law and regulations may, but shall be under no obligation to, aggregate the securities or other investments to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or other investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and its other clients. The Sub-Adviser shall maintain policies and procedures that are reasonably designed to fairly allocate and sequence trades among the Funds and its other clients and will provide the Investment Adviser with a copy of such policies and procedures and any material amendments thereto.

o. On each business day provide to the Funds’ custodian, accounting agent and Investment Adviser information relating to all transactions concerning each Fund’s Sub-Advised Assets and any such additional information with respect to such assets that is reasonably requested by the Investment Adviser.

p. Cooperate with and provide reasonable assistance to the Board, the Investment Adviser, the Funds’ custodian and foreign sub-custodians, the Funds’ transfer agent, accounting agent, pricing agent independent auditors, collateral managers, FCM’s and all other agents and representatives of the Trust or the Investment Adviser, and provide such information with respect to the Funds as any of them may reasonably request from time to time in the performance of their obligations to the Funds and the Investment Adviser, provide prompt responses to reasonable requests made by such persons and establish appropriate interfaces with each so as to promote the efficient exchange of information.

q. Not consult with any third party, including any other sub-adviser to a Fund or any other sub-adviser to any other portfolio of the Trust or to any other investment company or investment company series for which the Investment Adviser serves as its investment adviser, regarding transactions for any Fund in securities and other assets, unless necessary to effect such transactions.

r. Maintain insurance coverages as may be required by applicable law or as agreed upon by the Sub-Adviser and the Investment Adviser in light of the Sub-Adviser’s obligations under this Agreement. Minimum coverage amounts shall be reflected in the SLA.

s. Be responsible for the maintenance and repair of any tool provided by the Sub-Adviser to the Investment Adviser to transmit portfolio level information to the Sub-Adviser for use with the services provided under this Agreement.

t. Maintain with the Investment Adviser Service Level Agreement(s) (the “SLA”) that may be amended by the Investment Adviser and Sub-Adviser by mutual agreement from time to time.  The SLA will include, among other items, a list of eligible investment options for the Funds and schedules showing the timing and information to be transmitted between various parties. Neither the Sub-Adviser nor the Investment Adviser may deviate from the then current strategy or any of the processes included in the SLA without the express consent of the other party.

u. Not take into account the investment of any other clients of the Sub-Adviser in the Funds when establishing pricing of services provided to such client.

The Sub-Adviser will not vote proxies on behalf of the Funds.  The Investment Adviser shall retain all responsibility to exercise voting rights with respect to any investments of the Sub-Advised Assets.

3. Compensation.  The Investment Adviser will pay the Sub-Adviser a sub-advisory fee with respect to the Funds on or before the tenth day of each month at the annual rate specified in Schedule B to this Agreement, as compensation for services rendered by the Sub-Adviser during the preceding month.  Such fees shall be accrued daily and the daily rate shall be computed based on the actual number of days per year.  For purposes hereof, the net assets of the Funds shall be determined in the manner set forth in the Trust’s Declaration of Trust and Registration Statement on file with the SEC on Form N-1A. The Investment Adviser shall be solely responsible for paying any sub-advisory fees due and owing the Sub-Adviser and neither the Trust nor any Fund shall incur any liability for any such sub-advisory fees.

4. Expenses.  During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement, including, but not limited to (a) expenses of all necessary investment and management facilities and investment personnel, including salaries, expenses and fees of any personnel required for it to faithfully perform its duties under this Agreement, and (b) expenses of administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement. The Sub-Adviser shall not be responsible for the Trust’s or the Funds’ expenses, including, but not limited to, the cost of securities, commodities and other investments purchased for a Fund and any losses incurred therewith, brokerage commissions and other transaction charges incurred in connection with such investments, and expenses of custody of such investments. Except as set forth in this Agreement to the contrary, neither the Investment Adviser the Sub-Adviser, nor the Trust shall be responsible for any other party’s expenses.

5. Arrangements.  The Sub-Adviser may from time to time employ or associate with itself any person it believes to be particularly fitted to assist it in providing the services to be performed by the Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Funds which would constitute an assignment of this Agreement or require a written advisory agreement pursuant to the 1940 Act.  Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Trust, the Funds nor the Investment Adviser shall have any obligations with respect thereto. Sub-Adviser shall notify the Investment Adviser and the Trust prior to engaging any third party to perform any portion of the services of the Sub-Adviser under this Agreement; provided that Sub-Adviser may provide certain trading services hereunder through any wholly-owned subsidiary of Milliman, Inc. (including but not limited to Milliman Pty Ltd. and Milliman Financial Strategies Ltd.) with prior notification to the Investment Adviser and/or the Trust; provided further that Sub-Adviser shall remain fully responsible for all services provided for the Sub-Adviser under this Agreement by any such third party or subsidiary.

6. Services to Others.  The services of the Sub-Adviser to the Funds and the Trust are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities; provided, however, nothing contained herein shall be construed to amend the exclusivity terms contained in that certain Collaboration Agreement, dated February 15, 2012 (the “Collaboration Agreement”), by and between the Investment Adviser and the Sub-Adviser.

7. Information Concerning the Sub-Adviser.  The Sub-Adviser will inform the Investment Adviser promptly of (a) any material changes in portfolio managers responsible for the assets managed by the Sub-Adviser on behalf of the Funds, (b) the departure from the Sub-Adviser’s employ of any of the persons identified as “Key Personnel” in the SLA or the incapacity of any such person to perform their work functions at a reasonable level for a period in excess of thirty (30) days (any such departure or incapacity, a “Key Personnel Departure”), (c) any changes in the ownership or management of the Sub-Adviser, (d) any material changes in the ownership of the Sub-Adviser’s direct or indirect parent companies, (e) any material changes in the control of the Sub-Adviser, (f) the Sub-Adviser’s failure to maintain its registration as an investment adviser under the Advisers Act, (g) any material compliance matters (as defined in rule 38a-1 under the 1940 Act) with respect to the Sub-Adviser and any material changes to the Sub-Adviser’s policies and procedures related to its activities pursuant to this Agreement, including compliance and investment policies and procedures, (h) service upon the Sub-Adviser, or other receipt, of notice of any action, suit, proceeding, inquiry or investigation before any court, governmental entity, public board, or body involving the affairs of the Trust, the Funds, the Investment Adviser or the Sub-Adviser, (i) the initiation of any litigation, or threatened litigation, that could materially impair Sub-Adviser’s ability to perform its obligations under this Agreement or have a material impact on the reputation or operations of the Sub-Adviser, (j) the initiation of any investigation, examination or request of the Sub-Adviser by regulators of competent jurisdiction or (k) any other actions or circumstances that could materially impair the Sub-Adviser’s ability to perform its obligations under this Agreement or prevent the lawful offer or sale of shares of any of the Funds.

8. Regulation.  The Sub-Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

9. Records.  The records relating to the services provided by the Sub-Adviser under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Sub-Adviser such records and permit the Sub-Adviser to retain such records (either in original or in duplicate form) as the Sub-Adviser shall reasonably require in order to carry out its duties. In the event of the termination of this Agreement, any such records in the possession or control of the Sub-Adviser shall promptly be returned to the Trust by the Sub-Adviser, free from any claim or retention of rights therein. The Investment Adviser will endeavor to give the Sub-Adviser adequate notice of a need to obtain any such records; however, in the event of a ‘surprise’ regulatory examination of the Trust or the Investment Adviser, the Sub-Adviser will make all requested records available at the Investment Adviser’s place of business within two (2) days of such request.

10. Confidential Information.  Each party agrees on its behalf and on behalf of its affiliates that it shall exercise the same care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of each other party’s confidential and proprietary information. Each party further agrees that it will restrict access to each other party’s confidential and proprietary information to those employees, board members and other service providers or agents of such party who will use the information for purposes of providing the services contemplated in this Agreement. Each party (the “disclosing party”) will  disclose such information of any other party to any other person (the “receiving party”) only if the other party has authorized such disclosure or such disclosure is expressly required or requested by applicable federal or state regulatory authorities or other provisions of law. The foregoing shall not prevent a disclosing party from disclosing information to a receiving party that (a) has previously become or is generally known, unless it has become generally known through a breach of this Agreement or (to the knowledge of the disclosing party) a similar confidentiality or non-disclosure agreement; (b) was already rightfully known to the receiving party prior to being disclosed by or obtained from the disclosing party as evidenced by written records kept in the ordinary course of business of or by proof of actual use by the receiving party; (c) has been or is hereafter rightfully received by the receiving party from a third person without restriction or disclosure and without breach of a duty of confidentiality to the other party; or (d) has been independently developed by the receiving party without access to confidential or proprietary information of the other party.  It will be presumed that any confidential and proprietary information in a receiving party’s possession is not within exceptions (b), (c) or (d) above, and the burden will be upon the receiving party to prove otherwise by records and documentation.  Sub-Adviser agrees that (i) any third party or subsidiary that provides services pursuant to Section 5 of this Agreement shall be subject to these confidentiality provisions and be provided with only the confidential and proprietary information necessary for it to perform such services and (ii) Sub-Adviser will remain responsible for the breach of this provision by such third party or subsidiary.

11. Liability and Indemnity.

a. The Sub-Adviser.  Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Sub-Adviser shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Investment Adviser or the Trust as a result of any error of judgment or mistake of law by the Sub-Adviser with respect to a Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser for, and the Sub-Adviser shall indemnify and hold harmless the Trust, the Investment Adviser, all affiliated persons thereof and all controlling persons thereof (as described in Section 15 of the Securities Act of 1933) (collectively, the “Investment Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Investment Adviser Indemnitees may become subject under the Securities Act of 1933, the 1940 Act, the Advisers Act, the CEA or under any other statute, at common law or otherwise arising out of or based on (a) any willful misconduct, bad faith, reckless disregard or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations under this Agreement or (b) any untrue statement of a material fact contained in a Fund’s Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to a Fund, or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished in writing to the Investment Adviser or the Trust by a Sub-Adviser Indemnitee (as defined below) for use therein.

If indemnification is sought pursuant to this Section 11a, then the Investment Adviser Indemnitees shall promptly notify the Sub-Adviser of the assertion of any claim or the commencement of any action or proceeding in respect thereof and will keep the Sub-Adviser advised with respect to all developments concerning such claim, action or proceeding; however, the failure so to notify the Sub-Adviser shall not relieve the Sub-Adviser from any liability that it may otherwise have to the Investment Adviser Indemnitees provided such failure does not affect in a material adverse manner the position of the Sub-Adviser or the Investment Adviser Indemnitees with respect to such claim.  The Investment Adviser Indemnitees shall in no case confess any claim or make any compromise in any case in which the Sub-Adviser may be required to indemnify it except with the Sub-Adviser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.  Upon request and at the Sub-Adviser’s expense, the Sub-Adviser shall provide reasonable assistance to the Investment Adviser Indemnitees so that the Investment Adviser Indemnitees can defend against such claim, action or proceeding.

b. The Investment Adviser and Trust.    Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Investment Adviser and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Sub-Adviser as a result of any error of judgment or mistake of law by the Investment Adviser with respect to a Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Investment Adviser for, and the Investment Adviser shall indemnify and hold harmless the Sub-Adviser, all affiliated persons thereof and all controlling persons thereof (as described in Section 15 of the Securities Act of 1933) (collectively, the “Sub-Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject under the Securities Act of 1933, the 1940 Act, the Advisers Act, the CEA or under any other statute, at common law or otherwise arising out of or based on (a) any willful misconduct, bad faith, reckless disregard or gross negligence of the Investment Adviser in the performance of any of its duties or obligations under this Agreement or (b) any untrue statement of a material fact contained in a Fund’s Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to a Fund, or the omission to state therein a material fact known to the Investment Adviser which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished in writing to the Investment Adviser or the Trust by a Sub-Adviser Indemnitee for use therein.

If indemnification is sought pursuant to this Section 11b, then the Sub-Adviser Indemnitees shall promptly notify the Investment Adviser of the assertion of any claim or the commencement of any action or proceeding in respect thereof and will keep the Investment Adviser advised with respect to all developments concerning such claim, action or proceeding; however, the failure so to notify the Investment Adviser shall not relieve the Investment Adviser from any liability that it may otherwise have to the Sub-Adviser Indemnitees provided such failure does not affect in a material adverse manner the position of the Investment Adviser or the Sub-Adviser Indemnitees with respect to such claim. Following such notification, the Investment Adviser may elect in writing to assume the defense of such action or proceeding, provided that the Investment Adviser shall not be entitled to assume the defense if a conflict exists, including that the indemnification claim is outside the scope of this indemnification provision.  Upon such election, it shall not be liable for any legal costs incurred by the Sub-Adviser Indemnitees (other than reasonable costs of investigation previously incurred) in connection therewith, unless (i) the Investment Adviser has failed to provide counsel reasonably satisfactory to the Sub-Adviser Indemnitees in a timely manner or (ii) counsel provided by the Investment Adviser reasonably determines that its representation of the Sub-Adviser Indemnitees would present it with a conflict of interest.  Notwithstanding the foregoing, the Sub-Adviser Indemnitees shall be entitled to employ separate counsel at their own expense and, in such even, the Sub-Adviser Indemnitees may participate in such defense as it deems necessary.  The Investment Adviser shall in no case confess any claim or make any compromise in any case in which the Sub-Adviser may be required to admit fault or wrongdoing except with the Sub-Adviser’s prior written consent, which shall not be unreasonably withheld, condition or delayed.  Upon request and at the Sub-Adviser’s expense, the Sub-Adviser shall provide reasonable assistance to the Investment Adviser so that the  Investment Adviser can defend against such claim, action or proceeding.  If the Investment Adviser does not elect to assume the defense of such action or proceeding, (i) the Sub-Adviser Indemnitees shall in no case confess any claim or make any compromise in any case in which the Investment Adviser may be required to indemnify it except with the Investment Adviser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed and (ii) upon request and at the Investment Adviser’s expense, the Investment Adviser shall provide reasonable assistance to the Sub-Adviser Indemnitees so that the Sub-Adviser Indemnitees can defend against such claim, action or proceeding.

12. Term and Termination.  Unless sooner terminated in accordance with this Section 12, this Agreement shall continue until December 31, 2013.  It may thereafter be renewed from year to year with respect to any Fund by mutual consent, provided that such renewal shall be specifically approved at least annually by the Board, or by vote of a majority of the outstanding voting securities of such Fund.  In either event, any such renewal must be approved by a majority of those Trustees of the Trust who are not parties to such Agreement or interested persons of any such party, at a meeting called for the purpose of voting on such approval.

This Agreement may be terminated at any time with respect to any Fund, without payment of any penalty:

a. by the Investment Adviser, the Board or vote of a majority of the outstanding voting securities of such Fund, on sixty (60) days’ written notice to the Sub-Adviser;

b. by the Sub-Adviser on sixty (60) days’ written notice to the Investment Adviser and the Trust;

c. by any party hereto upon written notice to each of the other parties of a breach of any provision of this Agreement by any other party if the breach is not cured within thirty (30) days of notice of the breach;

d. immediately by Investment Adviser or the Trust upon any Key Personnel Departure; and

e. immediately upon the termination of the Investment Advisory Agreement.

This Agreement shall not be assignable by any party hereto, and in the event of any such assignment shall automatically be terminated forthwith.

The parties hereto agree to cooperate and give reasonable assistance to one another in effecting an orderly transition of the services contemplated in this Agreement upon any termination of this Agreement.

13. Use of Names.  The Trust and the Investment Adviser acknowledge that the Sub-Adviser or its affiliates own all right, title and interest in and to the name, trademark and service marks “Milliman” and “Milliman Protection Strategy” and own (or will own prior to use) all other tradenames, trademarks and service marks that may be used by the Sub-Adviser in performing its obligations under this Agreement (collectively the “Milliman Licensed Marks”).  The Sub-Adviser hereby grants to the Investment Adviser and the Trust and their affiliates a non-exclusive, royalty-free, worldwide license to use the Milliman Licensed Marks in connection with the business operations of the Trust and their performance of services contemplated under this Agreement, subject to the terms and conditions set forth in this Agreement.  In addition, the Investment Adviser and the Trust may refer in advertising and promotional materials to the identity of the Sub-Adviser and the services provided by the Sub-Adviser to the Investment Adviser and the Funds, which references shall not differ in substance from those included in any Fund’s Registration Statement and this Agreement, with the prior permission of Sub-Adviser, which shall not be unreasonably withheld. The Investment Adviser shall submit to the Sub-Adviser for its review and approval all such public informational materials relating to the Funds that refer to any registered mark or logo or other proprietary designation of the Sub-Adviser. Approval shall not be unreasonably withheld by the Investment Adviser and notice of approval or disapproval will be provided promptly by the Sub-Adviser and in any event within ten (10) business days of receipt of such material by the Sub-Adviser; if the Sub-Adviser has not objected to such use within such period, it will be deemed to have approved such use.  Upon termination of this Agreement, the Trust and the Investment Adviser shall cease to use such registered marks, logos or other proprietary designations of the Sub-Adviser and the license contained herein shall terminate.

The Trust and the Sub-Adviser acknowledge that the Investment Adviser or its affiliates own all right, title and interest in and to the name, trademark and service marks “American Funds,” “American Funds Insurance Series” and “Capital Research and Management Company” and own (or will own prior to use) all other tradenames, trademarks and service marks that may be used by the Investment Adviser in performing its obligations under this Agreement (collectively the “Investment Adviser Licensed Marks”).  The Investment Adviser hereby grants to the Sub-Adviser and its affiliates a non-exclusive, royalty-free, worldwide license to use the Investment Adviser Licensed Marks in connection with Sub-Adviser’s performance of the services contemplated under this Agreement, subject to the terms and conditions set forth in this Agreement. The Sub-Adviser shall submit to the Investment Adviser for its review all such public informational materials relating to the Funds, the Investment Adviser or the services provided by the Sub-Adviser under this Agreement or that refer to any registered mark or logo or other proprietary designation of the Investment Adviser or the Trust. Approval shall not be unreasonably withheld by the Investment Adviser and notice of approval or disapproval will be provided promptly and in any event within ten (10) business days of receipt of such material by the Investment Adviser; if the Investment Adviser has not objected to such use within such period, it will be deemed to have approved such use.  Upon termination of this Agreement, the Sub-Adviser shall cease to use such registered marks, logos or other proprietary designations of the Investment Adviser and the Trust and the license contained herein shall terminate.

Notwithstanding the foregoing, the approval of a party shall not be required for the use of its name by any other party which (a) merely refers in accurate or factual terms to the name of such party in connection with its role with respect to the Trust or the Fund, or (b) is required by any regulatory, governmental or judicial authority.

14. Representations and Warranties.  Each party represents and warrants to the others that: (a) it is duly organized, validly existing, and in good standing under the laws of the state of its organization and has full power, authority, and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement; and (b) there are no actions, suits or proceedings by or before any court, administrative panel or other governmental authority pending, or to its knowledge threatened, against it which could reasonably be expected to materially impair its ability to carry out the terms of this Agreement.  Each of the Investment Adviser and Sub-Adviser represents and warrants to the other parties that: (c) it is duly registered as an investment adviser under the Advisers Act and will remain duly registered as an investment adviser under all applicable federal and state securities laws; (d) it shall perform its obligations hereunder in accordance with the 1940 Act and all other applicable laws; (e) it is not disqualified pursuant to Section 9(a) of the 1940 Act to be an investment adviser to investment companies registered under the 1940 Act; and (f) the Form ADV provided by such  party to the others is a true and complete copy of the form, including that part or parts of the Form ADV filed with the SEC, that part or parts maintained in the records of such party, and/or that part or parts provided or offered to clients, in each case as required under the Advisers Act and rules thereunder, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.  The Sub-Adviser further represents and warrants that it is duly registered as a commodity trading adviser under the CEA, will remain duly registered as a commodity trading adviser under all applicable federal and state securities laws, and will perform its obligations in accordance with the CEA and rules and regulations promulgated thereunder.

15. Arbitration.  In the event of any dispute arising out of or relating to this Agreement, the parties agree that the dispute will be resolved by final and binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association.  The arbitration shall take place before a panel of three arbitrators in New York, New York and shall be governed by the internal laws of the State of New York.  Within 30 days after the commencement of the arbitration, each party shall designate in writing a single independent arbitrator.  The two arbitrators designated by the parties shall then select a third arbitrator.  Each arbitrator shall have a background in either investment advisory services, actuarial science or law.  The arbitrators shall have the authority to permit limited discovery, including depositions, prior to the arbitration hearing, and such discovery shall be conducted consistent with the Federal Rules of Civil Procedure.  The arbitrators may, in their discretion, award the cost of the arbitration, including reasonable attorney fees, to the prevailing party.  Any award made may be confirmed in any court having jurisdiction.  Any arbitration shall be confidential, and except as required by law, neither party may disclose the content or results of any arbitration hereunder without the prior written consent of the other party, except that disclosure is permitted to a party’s auditors, legal advisors and financial advisors.

The parties acknowledge that:

•	Arbitration is final and binding

•	They are waiving their right to seek remedies in court, including the right to a jury trial

•	Pre-arbitration discovery is more limited than and different from court proceedings

•	The arbitration award is not required to include factual findings or legal reasoning, and a party’s right to appeal or seek modifications of the award are strictly limited.

The parties acknowledge and agree that this Section 15 is applicable to disputes or claims brought by the parties to this Agreement and shall not be applicable to (i) shareholder litigation brought either directly or indirectly by shareholders of a Fund and (ii) claims that may not be subject to arbitration pursuant to federal, state or other laws, regulations or rules promulgated thereunder.

16. Miscellaneous.

a. Amendments.  This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment with respect to any Fund shall be approved by (a) the Board or a vote of the majority of the outstanding voting securities of such Fund as required by the 1940 Act, and (b) the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement at a meeting called for the purpose of voting on such approval, if such approval is required by applicable laws.

b. Entire Agreement.  This Agreement, together with all exhibits, schedules and attachments, and the Collaboration Agreement contain the entire understanding and agreement of the parties with respect to the subject matter hereof.  In the event of a conflict between the terms of this Agreement and the Collaboration Agreement, the terms of this Agreement shall control.

c. Headings.  The headings in this Agreement are inserted for convenience of reference only and shall not constitute part thereof.

d. Notices.  Any notice required or permitted to be sent under this Agreement shall be given to the following persons at the following addresses and email addresses, or such other persons, addresses or email addresses as the party receiving such notices or communications may subsequently direct in writing:

If to the Investment Adviser or the Trust:

Capital Research and Management Company
333 South Hope Street, 55th Floor
Los Angeles, CA 90071
Attention:  Michael J. Downer, Senior Vice President and Secretary
Email: md@capgroup.com
cc:  Kenneth R. Gorvetzian, Senior Vice President and Senior Counsel, Fund Business Management Group (email: krg@capgroup.com)

If to the Sub-Adviser:

Milliman Financial Risk Management LLC
71 S. Wacker Drive, 31st Floor
Chicago, IL 60606
Attention: Kenneth P. Mungan, Principal
Email:  ken.mungan@milliman.com
cc: Cassandra Becker, Practice Counsel (email: cassandra.becker@milliman.com)

e. Severability.  Should any provision of this Agreement be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

f. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to principles of conflicts of laws) and any of the applicable provisions of the 1940 Act.  In the case of any conflict, the 1940 Act shall control.

g. Waiver.  Any failure or delay by any party to enforce at any time any of the provisions of this Agreement or to exercise any right or option which is herein provided, or to require at any time the performance of any of the provisions hereof, shall in no way be construed to be a waiver of such provision of this Agreement.  No waiver of any right or remedy under this Agreement shall be deemed to be a waiver of any other or subsequent right or remedy under this Agreement.

h. Assignment.  No party may assign, transfer, or delegate any of its rights or obligations relating to this Agreement (including, without limitation, interests or claims relating to this Agreement) without the prior written consent of the other parties.

i. Interpretation.  Any question of interpretation of any term or provision of this Agreement having a counterpart or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or by rules, regulations or orders of the United States Securities and Exchange Commission under the 1940 Act.  Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment” and “affiliated persons,” as used herein shall have their respective meanings as set forth in the 1940 Act.

j. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original but all of which taken together shall constitute one and the same instrument.

k. Survival of Terms.  Sections 2f, 2p, 5, 9, 10, 11, 13, 15 and 16 shall survive the termination or other expiration of this Agreement; provided, however, that all of the provisions of this Agreement shall survive the termination or other expiration of this Agreement with respect to any obligation accruing or arising before such termination or other expiration.

l. Limitation of Shareholder, Trustee and Officer Liability.  The parties acknowledge and agree that the Trustees and Officers of the Trust and the shareholders of any Fund shall not be liable for any obligations of the Trust or of any Fund under this Agreement, and each party agrees that, in asserting any rights or claims under this Agreement with respect to a Fund, it shall look only to the assets and property of such Fund to which such party’s rights or claims relate in settlement of such rights or claims, and not to the assets and property of any other Fund, the Trustees or Officers of the Trust or the shareholders of the Funds.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their duly authorized officers.

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:
Name:
Title:

By:
Name:
Title:

AMERICAN FUNDS INSURANCE SERIES

By:
Name:
Title:

By:
Name:
Title:

MILLIMAN FINANCIAL RISK MANAGEMENT LLC

By:
Name:
Title:

By:
Name:
Title:

Schedule A

List of Funds

•	Protected Asset Allocation Fund